Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 20, 2006 accompanying the combined financial statements of Atlas America E & P Operations as of December 31, 2005, September 30, 2005 and 2004, for the three months ended December 31, 2005 and for each of the three years in the period ended September 30, 2005 and our report dated July 14, 2006 contained in the Registration Statement on Amendment No. 4 to Form S-1 for Atlas Energy Resources, LLC. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cleveland, Ohio

December 5, 2006